Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-3, No. 333-162217) of América Móvil, S.A.B. de C.V., the Registration Statement (Form F-3, No. 333-162217) of Radiomóvil Dipsa, S.A. de C.V. and in the related Prospectus of our reports dated April 25, 2012, with respect to the consolidated financial statements of América Móvil, S.A.B. de C.V. and subsidiaries, and the effectiveness of internal control over financial reporting of América Móvil, S.A.B. de C.V., included in this Annual Report on Form 20-F for the year ended December 31, 2011.

Mancera, S.C. A member practice of Ernst & Young Global

/s/ Omero Campos Segura C.P.C. Omero Campos Segura

Mexico City, Mexico

April 30, 2012